Exhibit (a)(5)(G)

Expedia Decreases Number of Shares Sought in Tender Offer

BELLEVUE, Wash., July 23 /PRNewswire-FirstCall/ -- Expedia, Inc. (Nasdaq: EXPE) announced today that it is amending its tender offer to purchase shares of the Company's common stock to reduce the maximum number of shares that the Company is offering to purchase to 25,000,000 shares, due to the lack of available financing, on terms satisfactory to the Company, as a result of current conditions in the credit markets. The terms and conditions of the original tender offer are set forth in the Offer to Purchase, dated June 29, 2007, and related letter of transmittal.

Expedia currently expects to fund the purchase of shares under the amended tender offer through available borrowing capacity under the Company's existing bank credit facility. As a result, Expedia is further amending the tender offer to remove the financing condition on which the original tender offer was conditioned.

"While we remain confident in Expedia's long-term prospects and will continue to be net buyers of our shares, the terms available to us in the current debt market environment were simply unacceptable," said Barry Diller, Expedia Inc.'s Chairman and Senior Executive. "Our confidence in Expedia's future is well held, with second quarter transaction growth of 14% -- our highest in six quarters -- and our expectation of exceeding consensus estimates for revenue and OIBA."

Under the terms and conditions of the amended tender offer, Expedia is offering to purchase up to 25,000,000 shares of its common stock at a price per share not less than $27.50 and not greater than $30.00. The 25,000,000 shares subject to the amended tender offer represent approximately 9% of the number of shares of common stock currently outstanding and approximately 8% of the total number of shares of common stock and Class B common stock currently outstanding. The tender offer will expire, unless extended, at 5:00 p.m., New York City time, on August 8, 2007. Under the modified "Dutch auction" tender offer, stockholders may indicate how many shares and at what price within the Company's specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest price per share within the range at which the Company can purchase 25,000,000 shares of its common stock or such lesser number of shares as are properly tendered. The Company will not purchase shares below a price stipulated by a stockholder, and in some cases, may purchase shares at prices above a stockholder's indication under the terms of the modified "Dutch auction."

Further information regarding the amended tender offer will be contained in a supplement to Expedia's Offer to Purchase that will be sent to stockholders and will be filed with the Securities and Exchange Commission ("SEC") under an amendment to the Company's Tender Offer Statement on Schedule TO relating to the tender offer.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company's common stock. The solicitation and offer to buy the Company's common stock are being made only pursuant to the Offer to Purchase and related materials, as amended by the supplement referred to above. Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the amended tender offer. Stockholders may obtain copies of the original Offer to Purchase, related materials filed by the Company as part of the Tender Offer Statement on Schedule TO and other documents filed with the Securities and Exchange Commission, and, when available, the supplement to the Offer to Purchase, through the SEC's internet address at http://www.sec.gov without charge. Stockholders and investors may also obtain a copy of these documents, as well as any other documents the Company has filed with the SEC, without charge, from the Company or at the Investor Relations section of the Company's website: http://www.expediainc.com. Stockholders and investors who have questions or need assistance may call MacKenzie Partners, Inc. (the information agent for the tender offer) at 1-800-322-2885 in the United States and Canada, and +1-212-929-5500 for all other countries.

About Expedia, Inc.

Expedia, Inc. is the world's leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book, and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.'s portfolio of brands includes: Expedia.com(R), hotels.com(R), Hotwire(R), Expedia(R) Corporate Travel, TripAdvisor(TM) and Classic Vacations(R). Expedia, Inc.'s companies also operate internationally with sites in Australia, Canada, France, Germany, Italy, Japan, the Netherlands, Norway, Spain, Sweden, the United Kingdom and China, through its investment in eLong(TM). For more information, visit http://www.expediainc.com (Nasdaq: EXPE).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, regarding Expedia, Inc.'s intention to repurchase up to 25,000,000 shares of its common stock and the financial information provided above. These statements are subject to a variety of risks and uncertainties including our ability to consummate the repurchase. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Expedia, Inc. are contained in our filings with the SEC, including our reports on Forms 10-K. Expedia, Inc. undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.